FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations & Corporate Communications
225.932.2546
THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER FISCAL 2006
•	Record backlog of $7.6 billion reflects strong end markets

•	Quarterly earnings of $0.31 per diluted share vs. prior year of $0.14

•	EPS guidance tightened to upper end of range
     Baton Rouge, Louisiana, April 10, 2006 — The Shaw Group Inc. (NYSE: SGR) today announced financial results for the three months ended February 28, 2006. Net income for the three months was $25.3 million, or $0.31 per diluted share. In comparison, for the three months ended February 28, 2005, Shaw reported net income of $9.2 million, or $0.14 per diluted share. Revenues were $1,244.8 million compared to $747.6 million in the prior year period. The current quarter includes charges for the write-off of costs associated with certain acquisition activities, which reduced net income by $2.8 million, or $0.04 per diluted share.
     Shaw’s backlog totaled a record $7.6 billion at February 28, 2006, an increase of $900 million from August 31, 2005. Approximately $3.4 billion, or 45%, of the backlog is expected to be converted during the next 12 months. Over $3.2 billion, or 42%, of the backlog is comprised of projects for fossil fuel, nuclear and other power generating plants, and nearly $1.7 billion, or 23%, of the backlog is made up of the chemical industry projects. Approximately $2.7 billion, or 35%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies, including emergency response and hurricane disaster recovery, and commercial entities.
     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc., said, “Our financial results for the second quarter of fiscal 2006 reflect robust activity in each of our business units, with the most significant increase in revenues attributable to our environmental and infrastructure sector, primarily from our emergency response and disaster relief work performed in the aftermath of Hurricanes Katrina and Rita. Our operating results in the Energy & Chemicals unit were lower than expected because of increases in cost estimates on certain domestic clean fuels projects which offset our overall strong results.”

     Mr. Bernhard added, “We are currently experiencing the strongest industrial market conditions we have seen in decades, over all business lines. These strong markets are reflected in our third sequential record backlog of $7.6 billion and in our confidence to tighten our EPS guidance range to $1.40 to $1.50 per diluted share.”
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $3 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.
     Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.
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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
(Second Quarter Ended February 28, 2006)
Revenue by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$629.5	51%
Energy	311.9	25
Chemical	275.7	22
Other Industries	27.7	2

Total	$1,244.8	100%

Revenue by Geography

	(In Millions)	Percentage
United States	$1,126.3	90%
Asia/Pacific Rim	45.9	4
Middle East	46.0	4
Canada	3.4	—
Europe	14.6	1
South America & Mexico	5.2	1
Other	3.4	—

Total	$1,244.8	100%

Backlog by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$2,669.7	35%
Energy
Nuclear Power	896.0	12
Fossil Fuel	2,214.0	29
Other Power	112.3	1
Chemical	1,662.7	23
Other Industries	24.1	—

Total	$7,578.8	100%

Backlog by Geography

	(In Millions)	Percentage
Domestic	$5,914.6	78%
International	1,664.2	22

Total	$7,578.8	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2006	2005	2006	2005
Revenues	$1,244,839	$747,631	$2,382,918	$1,556,157
Cost of revenues	1,144,870	681,054	2,175,104	1,415,469

Gross profit	99,969	66,577	207,814	140,688
General and administrative expenses	55,555	45,796	109,932	90,984

Operating income	44,414	20,781	97,882	49,704
Interest expense	(4,971)	(9,692)	(8,364)	(19,345)
Interest income	1,732	1,413	3,479	2,451
Foreign currency translation gain (loss), net	(129)	(996)	817	(2,158)
Other income (expense), net	722	2,372	(880)	817

	(2,646)	(6,903)	(4,948)	(18,235)
Income before income taxes, minority interest, earnings (loss) from unconsolidated entities and income (loss) from and impairment of discontinued operations	41,768	13,878	92,934	31,469
Provision for income taxes	15,850	4,686	34,014	10,915

Income before minority interest, earnings (loss) from unconsolidated entities and income (loss) from and impairment of discontinued operations	25,918	9,192	58,920	20,554
Minority interest, net of income taxes	(706)	(1,393)	(1,813)	(1,537)
Earnings (loss) from unconsolidated entities, net of income taxes	(1)	1,869	1,137	2,127

Income from continuing operations	25,211	9,668	58,244	21,144
Income (loss) from and impairment of discontinued operations, net of income taxes	85	(420)	(235)	(883)

Net income	$25,296	$9,248	$58,009	$20,261

Net income per common share:
Basic:
Income from continuing operations	$0.32	$0.15	$0.74	$0.33
Loss from and impairment of discontinued operations, net of income taxes	—	—	—	(0.01)

Net income	$0.32	$0.15	$0.74	$0.32

Diluted:
Income from continuing operations	$0.31	$0.14	$0.72	$0.32
Loss from and impairment of discontinued operations, net of income taxes	—	—	—	(0.01)

Net income	$0.31	$0.14	$0.72	$0.31